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                                                                   EXHIBIT 10.21

                   SUMMARY OF OTHER COMPENSATORY ARRANGEMENTS

       The Company provides Company-paid financial counseling for key executives, including through the end of the year in which the executive retires. Such services include executive compensation planning, investment planning, income tax planning and return preparation, and cash flow and debt management. The Company provides a tax gross-up payment equal to 47 percent of the cost of the services provided.

       Certain key executive officers have the use of company automobiles. The Company provides club memberships for certain management employees.